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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated as of the 24/th/ day of May, 2002 (but effective as of the date set forth in Section 1.11), is entered into by and between Pillowtex Corporation, a Delaware corporation (the "Company"), and Scott E. Shimizu ("Employee").

         WHEREAS, the Company and Employee have previously entered into that certain Employment Agreement, dated as of April 1, 2001 (the "Prior Agreement"); and

         WHEREAS, the Company is a debtor in a bankruptcy case (the "Bankruptcy Proceedings") under Chapter 11 of the United States Bankruptcy Code, Case Number 00-4211(SLR), pending in the United States Bankruptcy Court for the District of Delaware (the "Court"); and

         WHEREAS, the Company has previously implemented the KERP (as defined below) pursuant to an order Authorizing Debtors and Debtors in Possession to Implement Key Employee Retention Program and Severance Plan issued by the Court on March 6, 2001 (the "Order"); and

         WHEREAS, the Company and Employee desire to provide for certain rights and responsibilities of each party in connection with the future employment of the Employee including certain rights of the parties in the event of the termination of the employment of the Employee with the Company; and, the parties desire that this Agreement will supercede the Prior Agreement.

         NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         The following terms will have the respective meanings set forth below, unless the context clearly otherwise requires:

         1.1 "Affiliate" shall mean, with respect to the Company, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

         1.2 "Bankruptcy Proceeding" shall have the meaning ascribed to such term in the second premise of this Agreement.

         1.3  "Board" shall mean the Board of Directors of the Company.

         1.4 "Cause" shall mean the occurrence of any of the following: (a) Employee engaging in any personal misconduct involving willful dishonesty, illegality, or moral turpitude that is detrimental or injurious to the business interests, reputation or goodwill of the Company

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or its Affiliates; (b) Employee engaging in any act involving willful dishonesty, disloyalty, or infidelity against the Company or its Affiliates; (c) an act of fraud, embezzlement or theft in connection with the Employee's duties or in the course of his employment with the Company; (d) Employee's breach of or failure substantially to perform under any of the material terms and covenants of this Agreement; or (e) the death, disability or retirement of Employee. For purposes of this Section 1.4, no act, or failure to act, on Employee's part will be considered "willful" unless done, or omitted to be done, by Employee without reasonable belief that Employee's action or omission was in the best interest of the Company. Prior to asserting any action or failure to act as Cause for Employee's termination as set forth above, the Company will provide Employee a written notice referencing this Section 1.4, setting out with specificity the conduct asserted to constitute Cause and, if the conduct asserted to constitute Cause is described in clause (d) of the first sentence of this Section 1.4, providing Employee with a reasonable opportunity of not less than ten (10) days to cure or cease and desist such conduct; provided, however, Employee will not be provided any opportunity to cure such conduct more than twice while this Agreement is in effect.

         1.5   Reserved

         1.6   "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.7 "Company" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

         1.8 "Confidential Information" shall mean any and all technical and non-technical information disclosed by the Company pursuant to or in contemplation of this Agreement, including Trade Secrets and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents and formulae related to the current, future and proposed products and services of the Company and/or the Company's parents, subsidiaries, customers and/or vendors, whether delivered in written (or other tangible) form, and includes, without limitation, information concerning design details and specifications, financial data, procurement requirements, customer lists, business forecasts and purchasing, manufacturing, sales, merchandising, development, engineering and marketing plans. Without limiting the generality of the foregoing, the term "Confidential Information" will also be deemed to include all analyses, compilations, forecasts, studies or other documents prepared by Employee in connection with the performance by Employee of Employee's duties pursuant to this Agreement.

         1.9 "Court" shall have the meaning ascribed to such term in the second premise of this Agreement.

         1.10 "Disability" shall mean a physical or mental disability which renders the Employee substantially incapable of performing his duties under this Agreement, as determined by an independent physician selected by the Company and agreed to by the Employee, and which disability has existed for (a) at least 13 consecutive weeks, or (b) 120 days in any twelve-month period.

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         1.11  "Effective Date" shall have the meaning ascribed to such term in the Second Amended Joint Plan of Reorganization of Pillowtex Corporation, a Texas corporation, and its Debtor Subsidiaries.

         1.12 "Employee" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

         1.13 "Employee Benefits" shall mean all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company participate generally, including, without limitation, any stock option, restricted stock, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group and/or executive life, accident, health, dental, medical/hospital or other insurance (whether funded by actual insurance or self-funded by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may exist immediately prior to the termination of the Employee's Employment or any equivalent successor policies, plans, programs or arrangements that may be adopted thereafter by the Company.

         1.14 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any successor to thereto.

         1.15 "Good Reason" means the termination of Employee's employment by Employee upon the occurrence of any of the following, without the Employee's prior written consent:

               (a) a significant reduction or diminution in the nature or scope of the authorities, title, powers, functions, responsibilities or duties attached to the position(s) with the Company which the Employee holds as of the date hereof;

               (b) the failure to elect or reelect the Employee to the office(s) of the Company which the Employee holds as of the date hereof;

               (c) any reduction by the Company in Employee's Base Salary as in effect on the date hereof or as may be increased from time to time, or the termination or reduction of Employee's rights to any Employee Benefits required under this Agreement or in effect for all senior executives, as in effect on the date hereof or as such may be increased from time to time (other than a termination of Employee Benefits which affects all senior executive officers of the Company in the same manner); or

               (d) a decision, action or requirement by the Company to relocate the Employee more than 50 miles from the Company's offices in Dallas, Texas.

         1.16 "KERP" shall mean that certain Key Employee Retention Program and Severance Plan, as approved by the Order and attached hereto as Exhibit 1.16, which consists of (a) a retention incentive plan, (b) an emergence bonus plan and (c) a severance plan.

         1.17 "Order" shall have the meaning ascribed to such term in the third premise of this Agreement.

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         1.18  "Noncompetition Period" shall mean the period of Employee's employment and a period of (a) with respect to Westpoint, Stevens, Inc., Springs Industries, Inc. and/or Dan River Inc. or their respective Affiliates, one and one-half (1.5) years following termination of Employee's employment with the Company or (b) with respect to all other companies, one (1) year following termination of Employee's employment with the Company.

         1.19 "Post-Employment Payment" shall have the meaning ascribed to such term in Section 3.1.

         1.20 "Prior Agreement" shall have the meaning ascribed to such term in the first premise of this Agreement.

         1.21  "Protected Area" shall mean (a) the United States, (b) Canada,
(c) Mexico, (d) the states of the United States and adjoining or east of the Mississippi River and (e) North Carolina.

         1.22  Reserved

         1.23 "Trade Secrets" shall mean proprietary and confidential information of the Company or any Affiliate consisting of, but not limited to, financial statements, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information used in the operation of their businesses, that (a) the Company and its Affiliates have taken steps to keep secret and (b) is not generally known to others and (c) gives the Company a competitive business advantage. If any Trade Secret is found by an arbitrator or a court of competent jurisdiction to not be a Trade Secret for the purposes of this Agreement, such information will in any event be considered Confidential Information for purposes of this Agreement.

         1.24 "Termination Date" shall have the meaning ascribed to such term in Section 3.1(a).

         1.25 "Voting Stock" shall mean any outstanding securities entitled to vote generally in the election of directors of the Company.

                                   ARTICLE 2
                      EMPLOYMENT, COMPENSATION AND DUTIES

         2.1 Employment. Subject to the terms of this Agreement, the Company agrees to employ Employee as its Executive Vice President - Sales & Marketing with duties as set forth in Section 2.3. The initial term (the "Term") of this Agreement shall be two (2) years and, unless the Company provides Employee with written notice of its intention to renew this Agreement at least 180 days prior to the expiration of the Term, this Agreement shall expire at the end of such period. If the Company provides Employee with written notice of its intention to renew this Agreement and the Employee has not furnished notice of termination to the Company at least 180 days prior to the expiration of the initial Term, the Term shall be extended for an additional two (2) year period on the same terms set forth herein. Any decision to not renew this Agreement shall not constitute termination without Cause or termination for Good Reason. Employee's principal place of work will be at the Company's offices in Dallas, Texas.

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         2.2   Compensation. Employee's annual base salary (the "Base Salary")
will be $375,000 payable in accordance with the Company's customary payroll practices and subject to such increases as may be determined from time to time thereafter by the Board or the Compensation Committee thereof in its sole discretion. During each year of this Agreement, Employee shall be eligible for an annual performance bonus to be determined by the Compensation Committee of the Board.

         2.3 Duties. Employee will perform the customary duties of his position as Executive Vice President - Sales & Marketing, including, without limitation, the duties described in Exhibit A attached hereto and incorporated herein by reference, plus such other duties, consistent with his position, as may reasonably be assigned to him from time to time.

                                   ARTICLE 3
                                    BENEFITS

         3.1   Post-Employment Benefits.

               (a) If, during the Term, Employee is terminated by the Company without Cause or the Employee terminates his employment with the Company for Good Reason (within four (4) months following the occurrence of the event constituting Good Reason), the Company shall pay to the Employee the amount specified below in Section 3.1(a)(i) within fifteen (15) business days after the date the Employee's employment is terminated (the "Termination Date"):

                    (i)   In lieu of any further payments to the Employee for

         periods subsequent to the Termination Date, but without affecting the rights of the Employee referred to in Section 3.1(b) hereof, a lump sum payment (the "Post-Employment Payment"), less any withholdings required by applicable law, in an amount equal to the sum of (i) all earned and accrued but unpaid Base Salary, bonus payments and vacation pay, and
         (ii) two (2) times the Employee's Base Salary and bonuses paid during the preceding twelve months.

                    (ii)  Upon written notice given by the Employee to the

         Company prior to the receipt of any payment pursuant to Section 3.1(a)(i) hereof, the Employee, at Employee's sole option, may elect to have all or any of the Post-Employment Payment paid to the Employee on a quarterly or monthly basis during the time period specified in such written notice.

               (b) In addition to all other compensation due to the Employee, if, during the Term, Employee is terminated by the Company without Cause or the Employee terminates his employment with the Company for Good Reason (within four
(4) months following the occurrence of the event constituting Good Reason):

                    (i) Any Company stock options held by the Employee that have not previously terminated or been exercised shall be deemed vested and exercisable, regardless of whether or not the vesting/performance conditions set forth in the relevant agreements shall have been satisfied;

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                  (ii)   All restrictions on any restricted securities granted
         by the Company to the Employee that have not previously been forfeited shall be removed and the securities shall be fully vested and freely transferable without restrictions (unless otherwise restricted pursuant to applicable securities laws), regardless of whether the vesting/performance conditions set forth in the relevant agreements shall have been satisfied;

                  (iii) For a period of two (2) years following the Termination Date, the Company shall arrange to provide the Employee with the car allowance as set forth in Section 3.8, club dues as set forth in
         Section 3.10, and Employee Benefits (other than any stock option, stock purchase, stock appreciation, savings, pension, supplemental retirement or other retirement plan of the Company, or any other equity incentive policy, plan, program or arrangement of the Company), substantially similar to those which the Employee was receiving or entitled to receive immediately prior to the Termination Date (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company solely due to the fact that the Employee is no longer an officer or employee of the Company, then the Company shall itself pay to the Employee and/or the Employee's dependents and beneficiaries, the full cost of such Employee Benefits). Any Employee Benefits payable to the Employee pursuant to this Section 3.1(b)(iii) by reason of any "welfare benefit plan" of the Company (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) shall be reduced to the extent comparable welfare benefits are available to the Employee from another employer during such two (2) year period.

         3.2   Reserved

         3.3 KERP Benefits. The Company and Employee acknowledge and agree that the termination of Employee's employment with the Company might, but for the provisions of this Section 3.3, be deemed to vest rights to payments and/or benefits pursuant to the terms of both this Agreement and the KERP. Employee further acknowledges and agrees that it is not the intent of the parties that termination of Employee's employment with the Company will entitle Employee to payments and/or benefits pursuant to both this Agreement and the severance provisions of the KERP (as described on pages 10-12 of the KERP, the "KERP Severance Provisions"). Accordingly, in the event Employee's employment with the Company is terminated and such termination would, but for this Section 3.3, entitle Employee to payments and/or benefits pursuant to both this Agreement and the KERP Severance Provisions, Employee must elect (in writing within five (5) days of the termination of Employee's employment) whether to receive payments and benefits pursuant to this Agreement or pursuant to the KERP Severance Provisions; provided, however, under no circumstances shall the termination of Employee's employment with the Company prevent Employee from receiving his retention bonuses and/or his emergence performance bonuses as such are described in the KERP and earned by the Employee. Under no circumstances will the termination of Employee's employment with the Company entitle Employee to receive post-employment payments pursuant to both this Agreement and pursuant to the KERP. In the event of any inconsistency between the provisions of this
Section 3.3 and the KERP, the provisions of this Section 3.3 will control.

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         3.4   Death or Disability. If the Employee's employment is terminated by reason of his Disability, the Employee shall continue to receive his then current annual Base Salary and all Employee Benefits for six (6) months after his termination for such Disability, and such payments will be in addition to any insurance payments the Employee is entitled to receive. If the Employee's employment is terminated by reason of the Employee's death, the Company agrees to pay to the legal representative of his estate, (i) for a period of six (6) months after the date of death an amount equal to and payable at the same rate as his then current annual Base Salary, and (ii) any payment the Employee's beneficiaries may be entitled to receive pursuant to any Employee Benefits then maintained by the Company. In the event of death or Disability, the estate or the Employee, as the case may be, will have the right to receive all earned and accrued but unpaid Base Salary, bonus and vacation payments.

         3.5 Excise Tax. Employee acknowledges and agrees if Employee becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or its Affiliates (the "Total Payments"), which are or become subject to the tax imposed by Section 4999 of the Code (the "Excise Tax"), Employee will be solely responsible for the payment of such Excise Tax. In the event Employee would be entitled to Total Payments which would be subject to the Excise Tax, Employee may, at his option, elect to reduce the Total Payments he would receive to such an amount as would not be subject to the Excise Tax. To exercise this option, Employee must provide written notice (the "Cap Notice") to the Company of such election within ten (10) business days of the Termination Date and such Cap Notice must specify the manner and amount in which Employee elects to reduce the Total Payments. Upon receipt of the Cap Notice by the Company, Employee's election will be considered irrevocable and the Company shall have no liability whatsoever for complying with Employee's instructions contained in the Cap Notice.

         3.6 Stock Options and Restricted Stock. Employee will be eligible to participate in any stock option plan and restricted stock plan adopted by the Company and made available generally to its senior executives. Employee shall receive at a minimum those shares allocated to Employee on page 56 of that certain Second Amended Joint Plan of Reorganization of Pillowtex Corporation, a Texas corporation, and its Debtor Subsidiaries.

         3.7 Vacation. Employee will be entitled to paid vacation in accordance with Company policy in effect from time to time for senior executive officers of the Company, or if greater, four weeks' vacation.

         3.8 Auto Expense. The Company will pay the Employee $1,000 per month as his automobile allowance, plus an additional amount equal to any taxes incurred by Employee for such automobile allowance.

         3.9 Term Life Insurance. The Company will provide Employee with a $500,000 term life insurance policy.

         3.10 Club Membership. Unless such an initiation fee has previously been paid by the Company on behalf of Employee, the Company will reimburse Employee for the initiation fee of one country club membership within 50 miles of his home or Company office, as mutually

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agreed, in an amount not to exceed $25,000, and the Company will reimburse
Employee for club dues and other charges incidental to membership. All country club expenses incurred by Employee that are related to Company business will be reimbursed in accordance with the Company's customary expense reimbursement policy.

                                   ARTICLE 4
                         CERTAIN OBLIGATIONS OF EMPLOYEE

         4.1 Trade Secrets. During the term of Employee's employment, the Company will provide Employee access to, and Employee will have access to and become familiar with, various Trade Secrets. Employee will not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the term of Employee's employment or at any time thereafter, except as required in the course of Employee's employment with the Company. Employee agrees that upon Employee's receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Employee will, prior to any such disclosure, notify and deliver a copy of the subpoena, process or other request to the Company. The obligations of non-disclosure of Trade Secrets will not apply to any Trade Secret which Employee can demonstrate any of the following: (i) is or becomes available to the public through no breach of this Agreement; (ii) was previously learned by Employee from a source other than the Company or an agent of the Company without any obligation to hold it in confidence; (iii) is received from a third party free to disclose such information without restriction; (iv) is independently developed by Employee without the use of or reference to the Trade Secret; or (v) is approved for release by written authorization of the Company, but only to the extent of such authorization. Disclosure of Trade Secrets in response to a valid order of a court or other governmental body will not be deemed to be a breach of this Agreement.

         4.2 No Removal of Records and Return of Property. All files, records, documents, information, data and similar items relating to the business of the Company and its Affiliates, whether prepared by Employee or otherwise coming into Employee's possession, will remain the exclusive property of the Company and its Affiliates and will not be removed from the premises of the Company and its Affiliates under any circumstances without the prior written consent of the Chief Executive Officer or President of the Company (except in the ordinary course of business during Employee's period of employment), and in any event will be promptly delivered to the Company upon termination of Employee's employment with the Company and its Affiliates. Employee agrees that, upon termination of Employee's employment with the Company and its Affiliates for any reason, Employee will return to the Company, in good condition (reasonable wear and tear excepted), all property of the Company, including without limitation, the originals and all copies of all management, training, marketing and selling manuals; promotional materials; other training and instructional materials; financial information; vendor, owner, manager and product information; customer lists; other customer information; and all other selling, service and trade information and equipment. If such items are not returned, the Company will have the right to charge Employee for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking, removing and/or recovering such property, and Employee hereby authorizes Company to deduct any such amounts from any sum due from Company to Employee under this Agreement, consistent with applicable law. In the event of a dispute between Employee and the Company regarding the amount of any such deductions, the parties agree to submit such dispute to arbitration in accordance with Section 5.4.

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         4.3   Noncompetition. Employee acknowledges and agrees that by virtue of Employee's position with the Company, Employee will be exposed to the Company's valuable Trade Secrets and Confidential Information and will have access to the Company's customers and suppliers at the highest level and that, if used in competition with the Company, such contacts and information would enable Employee to irreparably injure the Company and its Affiliates if Employee should compete with the Company in a business that is competitive with the business conducted by the Company and its Affiliates during the continuation of Employee's employment with the Company or which the Company proposes to conduct as of the termination of the employment of the Employee (and of which the Employee has knowledge). For these reasons, Employee hereby agrees that Employee will not, during the Noncompetition Period and within the Protected Area, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, (a) invest (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) in any business that is directly competitive with that of the Company or its Affiliates, (b) accept employment with or render services to a direct competitor of the Company as a director, officer, manager, consultant, executive or other employee, (c) engage, for Employee's self or any other person or entity in the sales, marketing, design, offer or manufacture of products or services directly competitive with any product and/or services sold, marketed, designed, offered or manufactured by the Company or its Affiliates, or (d) solicit or accept business with respect to products or services that are directly competitive with the products and/or services sold, marketed, designed, offered or manufactured by the Company or its Affiliates from any customers of the Company or its Affiliates or any person or entity whose business the Company or its Affiliates is soliciting or solicited during Employee's employment. For purposes of this Agreement, a "competitor" or a business that is competitive with the Company means only those persons, firms, sole proprietorships, partnerships, companies, corporations, or other entities that manufacture and/or market textile related bed, bath, pillow and pad products and/or perform services in direct competition with those marketed and/or performed by the Company or its Affiliates within the Protected Area; provided, however, the term "competitor" (i) expressly excludes any entity where the foregoing definition would apply to 10% or less of such entity's annual sales, and (ii) expressly includes Westpoint Stevens, Inc., Springs Industries, Inc. and Dan River, Inc.

         4.4 Nonsolicitation. During the period of employment with the Company and the Noncompetition Period, Employee will not, on Employee's own behalf or on behalf of any other person, partnership, association, corporation or other entity, directly or indirectly, hire or solicit or in any manner attempt to influence or induce any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates, nor will Employee, directly or indirectly, disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the employees of the Company or its Affiliates.

         4.5 Acknowledgement. The parties acknowledge and agree that all benefits to be received, or available to be received by Employee pursuant to this Agreement, are consideration for all covenants and obligations of Employee hereunder, including, without limitation, those contained in Section 4.3 and
Section 4.4. The parties will use commercially reasonable efforts to agree, within ten (10) business days of the Termination Date, to the dollar value attributable to

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the covenants contained in Section 4.3 and the amount of any Post-Employment
Payment attributable to such covenants.

         4.6 Confidential Information. During the course of this Agreement, Employee may receive or have access to Confidential Information. Employee acknowledges the economic value to the Company of the Confidential Information. Employee agrees that Employee:

                    (i) shall use the Confidential Information only in connection with Employee's performance of his obligations under this Agreement;

                    (ii) shall not disclose such Confidential Information to any other person or entity without the prior written consent of the Company; and

                    (iii) shall copy the Confidential Information only as necessary for the performance of Employee's obligation under this Agreement, and ensure that all confidentiality notices are reproduced in full on such copies.

The obligations of confidentiality shall not apply to any Confidential Information which Employee can demonstrate:

                    (i) is or becomes available to the public through no breach of this Agreement;

                    (ii) was previously learned by Employee from a source other than the Company without any obligation to hold it in confidence;

                    (iii) is received from a third party free to disclose such information without restriction;

                    (iv) is independently developed by Employee without the use of or reference to the Confidential Information; or

                    (v) is approved for release by written authorization of the Company, but only to the extent of such authorization.

                    (vi) Disclosure of Confidential Information in response to a valid order of a court or other governmental body will not be deemed to be a breach of this Agreement.

Confidential Information, including permitted copies, shall be deemed the property of the Company. Employee shall, within thirty (30) days of a written request by the Company, return all Confidential Information (or any designated portion thereof) recorded in a tangible form, including all copies thereof, to the Company, or if so directed by the Company, destroy such Confidential Information and all other Confidential Information that is within the control of Employee.

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       4.7   Damages.

             (a) Notwithstanding anything in this Agreement to the contrary, if Employee breaches the covenants contained in this ARTICLE 4, the Company will have no further obligations to Employee pursuant to this Agreement and may recover from Employee all such damages to which it may be entitled at law or in equity. Employee acknowledges any breach of this Agreement may result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate. Accordingly, the Company may seek whatever relief it determines to be appropriate to protect the Company's rights under this Agreement, including, without limitation, an injunction (without the requirement of posting a bond or other security) to prevent Employee from disclosing any Trade Secrets or Confidential Information concerning the Company to any person or entity, to prevent any person or entity from receiving from Employee or using any such Trade Secrets or Confidential Information, and/or to prevent any person or entity from retaining or seeking to retain any other employees of the Company. Employee acknowledges good and sufficient consideration for the noncompetition and nonsolicitation covenants of this ARTICLE 4.

             (b) The parties acknowledge and agree that if Employee's employment is terminated by the Company without Cause or Employee terminates his employment for Good Reason, (i) the amount of damages that would be suffered by Employee would be speculative and difficult to determine, (ii) the Post-Employment Payment is a good faith reasonable estimate of the amount of damages which Employee will suffer, and (iii) the Post-Employment Payment constitutes liquidated damages (and not a penalty). In the event Employee's employment is terminated by the Company without Cause or Employee terminates his employment for Good Reason, the post-employment benefits described in Section
3.1 or Section 3.2 shall be Employee's exclusive remedy and the Company's sole obligation.

                                   ARTICLE 5
                                 MISCELLANEOUS

       5.1 Release. Except as expressly contemplated by this Agreement and/or the KERP, Employee hereby forever releases, waives and discharges all claims, obligations, suits, judgements, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, material or immaterial, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the date hereof in any way relating to the Company or its Affiliates, and their respective past and present directors, partners, officers, employees, agents, consultants, advisors, legal counsel, accountants and financial advisors acting in such capacity (individually, a "Releasee" and collectively, "Releasees"), which Employee now has or may have had against the respective Releasees. Employee hereby covenants to refrain from directly or indirectly asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby. Employee warrants that he has not assigned or otherwise transferred any claim that, but for such assignment or transfer, would be released by this Agreement.

       5.2 Assignment. This Agreement is personal in nature and neither of the parties hereto will, without the written consent of the other, assign, transfer or delegate this Agreement or any rights or obligations contained in this Agreement except as expressly provided in this Section 5.2. Without limiting the generality or effect of the foregoing, Employee's rights and obligations provided for in this Agreement may not be assigned, transferred or delegated, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Employee's will or by the laws of descent and distribution, and if Employee attempts any assignment or transfer contrary to this Section 5.2, such assignment or transfer will be void and the Company will have no liability to any purported assignee or delegatee.

       5.3   Successors and Binding Agreement.

             (a) The Company will require any successor to all or substantially all of the businesses or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, reorganization, confirmed reorganization plan or otherwise) expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the businesses or assets of the Company whether by purchase, merger, consolidation, reorganization, confirmed reorganization plan or otherwise (and such successor will thereafter be deemed "the Company" for the purposes of this Agreement).

             (b) This Agreement will inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, heirs, distributees and legatees.

       5.4 Governing Law; Arbitration. This Agreement and all questions arising in connection with it will be governed by and construed in accordance with the laws of the State of North Carolina. Subject to the following sentence, all disputes arising out of, or in connection with this Agreement, which are not promptly settled by mutual agreement of the parties hereto, will be finally settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association. Notwithstanding anything herein to the contrary, the Company may, at its option, seek injunctive relief as contemplated in ARTICLE 4 either in lieu of or in addition to the arbitration remedies provided for in this Section 5.4.

       5.5 Severability. If any portion of this Agreement is held to be invalid or unenforceable, such holding will not affect any other portion of this Agreement.

       5.6 Entire Agreement. This Agreement comprises the entire agreement between the parties hereto with respect to the subject matter hereof and, as of the Effective Date, supersedes any prior written or oral agreements between the parties with respect to the subject matter hereof, excluding the KERP but specifically including, without limitation, the Prior Agreement and any other severance or employment agreement. This Agreement may not be modified, renewed or extended except by a written instrument referring to this Agreement and executed by the parties hereto.

       5.7 Notices. Any notice or consent required or permitted to be given under this Agreement will be in writing and will be effective (a) when given by personal delivery, (b) one business day after being sent by overnight delivery service or (c) five business days after being sent by certified or registered mail, return receipt requested, to the Secretary of the Company at the Company's principal place of business or to Employee at the last known address of Employee as shown on the records of the Company and each notice which must be sent to the Employee shall also be copied to: Howard Jacobs, Esq., Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022.

       5.8 Withholding Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, provincial, city or other taxes or other amounts as will be required pursuant to any law or governmental regulation or ruling.

       5.9 Court Approval. The Company warrants that (i) on March 2, 2001, it filed a motion with the Bankruptcy Court for authority to enter into an employment agreement with Employee; (ii) the period for objecting to such motion has expired without any objections having been filed; (iii) on March 16, 2001, the Company filed with the Bankruptcy Court a certificate of no objections with respect to such motion; and (iv) the Company's execution of and performance under this Agreement does not violate or contradict the order submitted to the Bankruptcy Court in connection with such motion, any provision of Title 11 of the United States Bankruptcy Code, any other applicable statutes, or any orders previously entered by the Bankruptcy Court in the Company's bankruptcy case.

       5.10 Legal Fees. The Company shall promptly reimburse Employee for all legal fees and expenses he incurs in seeking to enforce or in defending his rights under this Agreement without regard to whether Employee prevails in whole or in part, provided that Employee has not acted in bad faith or with no reasonable claim of success.

       5.11 Other Fees. The Company agrees to reimburse Employee for those fees (including legal fees) incurred by the Employee in the negotiation and execution of this Agreement; provided, however, the Company will not reimburse Employee and Anthony Williams, Mike Harmon and A. Allen Oakley (taken together) greater than $65,000 in the aggregate for negotiation of this Agreement and the employment agreements for such other executives.

       5.12 Prior Agreement. On the Effective Date, the Prior Agreement will automatically terminate without any further action required by the parties hereto and this Agreement shall become effective.



                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.



                                PILLOWTEX CORPORATION


                                By:__________________________________________
                                   Name: Anthony T. Williams
                                   Title: President and Chief Operating Officer


                                EMPLOYEE

                                ______________________________________________
                                Printed Name: Scott E. Shimizu

                                    EXHIBIT A

             Duties for Executive Vice President - Sales & Marketing


1. Responsible for planning and directing all aspects of the organizations sales and marketing policies, objectives, and initiatives.

2. Responsible for ensuring maximum sales and margins for the company's products.

3. Develops and applies the sales and marketing plans and strategies to achieve established goals and objectives for the organization.

4. Responsible for establishing and maintaining high quality customer service capabilities.

5.     Overall responsibility for all advertising and promotional activities.

6.     Directs product development activities.

7. Represents the organization to the financial community, major customers, government agencies, shareholders, and the general public.

8. Directly supervises and gives direction to executive management and senior staff within the sales and marketing areas.

9. Carries out supervisory responsibility in accordance with the organization's policies and procedures and applicable laws.

10. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

11.    Participates actively in Executive Committee to manage the business.

12. Assists Executive Committee in evaluating profit improvement alternatives.

                                  EXHIBIT 1.16

                                 KERP AGREEMENT

[attach KERP agreement]